UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2022

SPERO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38266	46-4590683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Massachusetts Avenue, 14th Floor Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 242-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SPRO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Tebipenem HBr License Agreement with GSK

On September 21, 2022, Spero Therapeutics, Inc. (the “Company” or “Spero”) entered into a license agreement (the “License Agreement”) with GlaxoSmithKline Intellectual Property (No. 3) Limited (“GSK”). Pursuant to the terms of the License Agreement, the Company granted GSK an exclusive royalty-bearing license, with the right to grant sublicenses, under the Company’s intellectual property and regulatory documents and a sublicense under certain intellectual property of Meiji Seika Pharma Co., Ltd. (“Meiji”) and Meiji’s regulatory documents to develop, manufacture and commercialize tebipenem pivoxil and tebipenem HBr and products that contain tebipenem pivoxil and tebipenem HBr (the “GSK Licensed Products”) in all territories, except certain Asian countries previously licensed to Meiji (Japan, Bangladesh, Brunei, Cambodia, China, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam, or the “Meiji Territory”) (the “GSK Territory”). If Spero’s license with Meiji is terminated, or if Meiji forfeits or loses its rights to develop, manufacture and commercialize tebipenem HBr and products that contain tebipenem HBr in any countries in the Meiji Territory, then GSK will have an exclusive first right to negotiate with Spero to add any such countries to the GSK Territory.

Under the terms of the License Agreement, Spero will receive an upfront payment of $66 million for GSK to secure rights to the medicine. Remaining potential payments are milestone based, and are as follows:

Event	Milestone payments (up to)
Delivery of phase III programme	$150m
Total commercial milestone payments based on first sale (US/EU)	$150m

Sales milestone events
Net sales greater than $200m	$25m
Net sales greater than $300m	$25m
Net sales greater than $400m	$25m
Net sales greater than $500m	$50m
Net sales greater than $750m	$50m
Net sales greater than $1,000m	$50m
Total sales milestone payments:	$225m
Royalties	Low-single digit to low-double digit (if sales exceed $1bn) tiered royalties on net product sales.

Royalties are subject to reduction in the event of third-party licenses, entry of a generic product or expiration of patent and regulatory exclusivity prior to the tenth (10th) anniversary of the first commercial sale of a GSK Licensed Product in a particular country.

Spero will be responsible for the execution and costs of the follow-up Phase III clinical trial of tebipenem HBr. GSK will be responsible for the execution and costs of additional further development, including Phase III regulatory filing and commercialization activities for tebipenem HBr in the balance of the GSK Territory outside of the United States. Spero will also be responsible for providing and paying for the clinical supply of tebipenem HBr while GSK will be responsible for the costs of the commercial supply of tebipenem HBr. A joint development committee will be established between GSK and Spero to coordinate and review development activities for tebipenem HBr in the United States.

Unless earlier terminated due to certain material breaches of the License Agreement or by GSK for convenience, or otherwise, the License Agreement will expire on a jurisdiction-by-jurisdiction and GSK Licensed Product-by-GSK Licensed Product basis on the latest to occur of (i) loss of patent exclusivity, (ii) loss of regulatory exclusivity or (iii) ten (10) years following the date of the first commercial sale of such licensed product in such country (the “Royalty Term”). During the Royalty Term, Spero has agreed not to develop, manufacture or commercialize any oral carbapenem for any indication or any oral antibiotic for cUTI; this restriction does not apply to any third party which acquires control of Spero after the date of the License Agreement if certain conditions are met.

The Company has the right to terminate the License Agreement upon a material breach by, or bankruptcy of, GSK. GSK has the right to terminate the License Agreement at any time upon a specified number of days’ notice or upon a material breach by, or bankruptcy of, Spero. In addition, in the event that GSK has the right to terminate the License Agreement due to a breach by Spero, GSK may elect not to terminate the License Agreement and in lieu thereof may assume the responsibility and expense of development of tebipenem HBr in the United States, in which event GSK’s obligation to make further development payments to Spero would cease, and/or to reduce all subsequent commercial and sales milestone payments and royalty payments otherwise due by GSK to Spero under the License Agreement by fifty percent (50%).

The License Agreement contains representations and warranties, other covenants, indemnification provisions and other terms and conditions customary for transactions of the type contemplated by the License Agreement. In support of certain of its rights to indemnification, GSK also has certain rights to suspend payments otherwise owed to Spero, as well as the right to offset payments otherwise owed to Spero against certain indemnifiable claims.

The consummation of the transactions under the License Agreement is subject to the satisfaction of customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); provided, that either Spero or GSK may terminate the License Agreement if expiration or termination of the applicable waiting period under the HSR Act has not occurred by March 21, 2023. The parties expect the transactions contemplated by the License Agreement and the SPA (as described below) to close in the fourth quarter of 2022.

Share Purchase Agreement

Concurrently with the execution of the License Agreement, on September 21, 2022 (the “Effective Date”), the Company entered into a stock purchase agreement (the “SPA”) with Glaxo Group Limited (“GGL”), an affiliate of GSK, pursuant to which GGL will purchase, at the closing of the transactions contemplated by the SPA (the date thereof, the “Closing Date”), 7,450,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of approximately $1.20805 per share, for an aggregate purchase price of $9.0 million. In the event that the number of Shares to be purchased by GGL, when taken together with shares of Common Stock beneficially owned by GGL and its affiliates, would exceed 19.99% of the outstanding shares of Common Stock following such purchase, then GGL shall only be required to purchase such number of Shares that would result in GGL and its affiliates beneficially owning of 19.99% of the outstanding shares of Common Stock.

The SPA contains the following standstill, lock-up and registration rights provisions:

•

Standstill. Prior to the one-year anniversary of the Effective Date, GGL and its affiliates shall not, without the Company’s prior written consent, among other things, directly or indirectly acquire additional shares of Common Stock, seek or propose a tender or exchange offer, merger or other business combination involving the Company, seek, propose or cause any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, solicit proxies or consents with respect to any matter, or undertake other specified actions related to the potential acquisition of additional equity interests in the Company, in each case, subject to customary exceptions.

•

Lock-Up. From and including the Effective Date until the date that is twenty-four (24) months from and after the Effective Date (the “Lock-up Period”), and subject to customary exceptions, neither GGL nor its affiliates shall sell or otherwise dispose of the Shares, or any other shares of Common Stock owned beneficially by GGL and/or its affiliates (collectively, the “Locked-Up Shares”), provided, however, such Lock-up Period shall expire from and after eighteen (18) months after the Effective Date, with respect to 50% of the Locked-Up-Shares.

•

Registration Rights. If, following the fifteen (15) month anniversary of the Closing Date, GGL or any of its affiliates proposes to publicly resell any or all of the shares of Common Stock then held by them (the “Registrable Securities”) (subject to the lock-up periods described above) pursuant to Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), and GGL or any of its affiliates in good faith believes they will be unable to sell all of their respective shares of Common Stock proposed to be sold by them pursuant to Rule 144 without volume or manner-of-sale restrictions, then GGL shall have the right to require the Company to file as promptly as practicable a secondary only registration statement on Form S-3 (or any successor form to Form S-3) promulgated under the Securities Act (the “Registration Statement”), registering the resale of such shares of Common Stock. The Company shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to cause the Registration Statement to remain effective until the earlier of (i) the date on which GGL and its affiliates have disposed of all of the Registrable Securities, (ii) such time as Rule 144 is available for the disposition of all Registrable Securities without volume or manner-of-sale restrictions and (iii) the eighth (8th) anniversary of the effectiveness date of the Registration Statement. The Company shall bear all expenses incurred in connection with the performance of the foregoing obligations and such rights shall apply to any shares in the capital of the Company issued or issuable with respect to the Registrable Securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event. For the avoidance of doubt, GGL and its affiliates shall remain subject to the lock-up restrictions described above, even if the Registration Statement becomes effective before the eighteen (18) month anniversary of the Effective Date.

The consummation of the transactions under the SPA is subject to the satisfaction of customary closing conditions, including the expiration or termination of the applicable waiting period under the HSR Act and the License Agreement becoming effective.

The Shares will be issued and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

The foregoing is only a summary of the material terms of the License Agreement and SPA and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the License Agreement and the SPA, copies of which the Company intends to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2022, requesting confidential treatment for certain portions thereof.

Item 3.02	Unregistered Sales of Equity Securities.

The description set forth in the section titled “Share Purchase Agreement” in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Shares sold and issued in connection with the SPA have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

Item 8.01	Other Events.

On September 22, 2022, the Company issued a press release announcing the matters reported herein. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

99.1	Press Release, dated September 22, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPERO THERAPEUTICS, INC.

	By:	/s/ Tamara Joseph
Tamara Joseph
Date: September 22, 2022		Chief Legal Officer